EXHIBIT 99.1
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13D with respect to the Common stock, $0.10 par value, of Scott’s Liquid Gold-Inc. dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.
Dated: March 5, 2019

ISZO CAPITAL LP
By:	IsZo Capital GP LLC, its General Partner

By: /s/ Brian L. Sheehy
Name: Brian L. Sheehy Title: Managing Member
ISZO CAPITAL GP LLC

By:	/s/ Brian L. Sheehy
Name: Brian L. Sheehy
Title: Managing Member

ISZO CAPITAL MANAGEMENT LP
By:	IsZo Management Corp., its General Partner

By: /s/ Brian L. Sheehy
Name: Brian L. Sheehy Title: President

/s/ Brian L. Sheehy Brian L. Sheehy